Mail Stop 3561

Via U.S. Mail and Fax (417-883-2723)
Mr. Michael L. Maples
Chief Operating Officer and Chief Financial Officer
SLS International, Inc.
1650 W. Jackson Street
Ozark, Missouri 65721
								November 22, 2005

Re:	SLS International, Inc.
	Form 10-KSB for Fiscal Year Ended December 31, 2004
	Filed March 28, 2005

	Forms 10-Q for Fiscal Quarters Ended March 31, 2005 and June
30,
2005
	File No. 1-31323


Dear Mr. Maples:

	We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549